Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mercer Insurance Group, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 29, 2005